Exhibit 10.1.3
REVOLVING CREDIT AGREEMENT AND SECURITY AGREEMENT
dated as of April 20, 2009
among
WALTER INVESTMENT MANAGEMENT CORP.,
as Borrower,
and
WALTER INDUSTRIES, INC.,
as Lender

ii

Page
Section 10.7. Right of Setoff	20
Section 10.8. Counterparts; Integration	20
Section 10.9. Survival	20
Section 10.10. Severability	20
Section 10.11. Confidentiality	21
Section 10.12. [Reserved]	21
Section 10.13. [Reserved]	21
Section 10.14. Patriot Act	21

iii

REVOLVING CREDIT AGREEMENT AND SECURITY AGREEMENT
     THIS REVOLVING CREDIT AGREEMENT AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of April 20, 2009, by and among WALTER INVESTMENT MANAGEMENT CORP., a Maryland corporation (the “Borrower”), and Walter Industries, Inc. (the “Lender”).
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders establish a $10,000,000 revolving credit facility in favor of the Borrower;
     WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility in favor of the Borrower.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1.  Definitions. Unless otherwise defined in the Syndicated Credit Agreement and in addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
     “Availability Period” shall mean the period from Effectiveness Date to but excluding the Termination Date.
     “Borrower” shall have the meaning in the introductory paragraph hereof.
     “Collateral” shall have the meaning provided in Section 9.1.
     “Commitment” shall mean the commitment of the Lender to make Loans to the Borrower in an amount not to exceed $10,000,000.
     “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Effectiveness Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
     “Event of Default” shall have the meaning provided in Article VIII.
     “Interest Rate” shall mean the rate per annum equal to three-month or one-month, as directed by the Borrower, LIBOR as published in the Wall Street Journal for the Business Day previous to the date the request for such Loan is made plus 4.00%.

     “Loan” shall have the meaning provided in Section 2.2.
     “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under this Agreement; (c) a material impairment of the rights and remedies of the Lender under this Agreement; or (d) a material adverse effect upon the effect, validity, binding effect or enforceability against the Borrower of this Agreement.
     “Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or otherwise with respect to any Loan including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender) incurred pursuant to this Agreement), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.
     “Payment Office” shall mean the office designate from time to time by the Lender to the Borrower.
     “Reinsurance Policy” shall mean an insurance policy issued by an insurance company authorized to do business in the United States and having a Best Financial rating of A or better which is  obtained by Borrower and maintained by its Bermuda based Captive Insurance Company, Walter Investment Reinsurance Co., Ltd. The policy shall provide for named windstorm excess of loss coverage terms with a minimum of $10,000,000 in per occurrence limits and a maximum deductible or self insured retention of $2,500,000.
     “Syndicated Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of April 20, 2009, among the Borrower, SunTrust Bank, as administrative agent and the lenders from time to time parties thereto.
     “Termination Date” shall mean April 20, 2011.
     Section 1.2.  [Reserved].
     Section 1.3.  [Reserved].
     Section 1.4.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles and Sections shall be construed to refer to Articles and Sections to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s office, unless otherwise indicated.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1.  General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which it agrees to make Loans to the Borrower in accordance with Section 2.2.
     Section 2.2.  Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each, a “Loan”) to the Borrower from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in the aggregate principal amount of all outstanding Loans exceeding $10,000,000. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
     Section 2.3.  Procedure for Borrowings. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each borrowing (a “Notice of Borrowing”) prior to 11:00 a.m. three (3) Business Day prior to the requested date of each borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Loan and (ii) the date of such Loan (which shall be a Business Day). The aggregate principal amount of each Loan shall be at least $1,000,000 and any larger multiple of $500,000.
     Section 2.4.  [Reserved].
     Section 2.5.  Funding of Loans.
     The Lender will make available each Loan to be made by it hereunder on the proposed date thereof effecting a wire transfer of such amounts to an account designated by the Borrower to the Lender.
     Section 2.6.  [Reserved].
     Section 2.7.  Termination.

   Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.
     Section 2.8.  Repayment of Loans.
     (a) The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Termination Date.
     (b) Notwithstanding anything herein to the contrary, at any time after the Effectiveness Date, the Borrower will apply 100% of the net cash proceeds received by the Borrower or any of its Subsidiaries in connection with the Reinsurance Policy towards the prepayment of any Obligations outstanding under this Agreement, such prepayment to be effected promptly and in no event later than two Business Days after receipt of the net cash proceeds.
     Section 2.9.  Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than 11:00 a.m. not less than three (3) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Loan or portion thereof to be prepaid
     Section 2.10.  [Reserved].
     Section 2.11.  Interest on Loans.
     (a) The Borrower shall pay interest on each Loan at the Interest Rate.
     (b) [Reserved].
     (c) Notwithstanding clauses (a) above, if an Event of Default has occurred and is continuing, at the option of the Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Loans at the rate per annum equal to 200 basis points above the Interest Rate.
     (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable on each day which occurs every three months after the initial date of the Loan, and on the Termination Date.
     Section 2.12.  Fees.
     (a) The Borrower shall pay to the Lender a fee equal to $25,000, payable on the making of the initial Loan hereunder.
     (b) The Borrower agrees to pay to the Lender a commitment fee equal to 0.50% per annum on the daily amount of the unused Commitment during the Availability Period.

     (c) [Reserved].
     (d) [Reserved].
     (e) Accrued fees under paragraphs (b) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing after the full first fiscal quarter after the initial making of any Loans hereunder, and on the Termination Date.
     Section 2.13.  Computation of Interest and Fees. Interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Lender of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
     Section 2.14.  [Reserved].
     Section 2.15.  [Reserved].
     Section 2.16.  [Reserved].
     Section 2.17.  [Reserved].
     Section 2.18.  Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes (to the extent not duplicative of amounts paid in Section 2.18(a)) to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall, to the extent available to the Borrower, deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
     (e) [Reserved].
     (f) If the Lender determines, in its sole discretion, that it has received any credit or refund of any Indemnified Tax or Other Tax as to which it has been indemnified by the Borrower, it shall pay over such refund or credit to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section, with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon request of the Lender, agrees to repay the amount paid over the Borrower (plus any penalties, interest or other charges imposed by the Governmental Authority) to the Lender in the event the Lender is requested to repay such refund to the Governmental Authority.
     Section 2.19.  Payments Generally.
     The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS
     Section 3.1.  Conditions To Effectiveness. The obligations of the Lender to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
     (a) The Lender shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Effectiveness Date.
     (b) The Lender (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Lender:

        (i) a counterpart of this Agreement signed by or on behalf of the Borrower (which may include telecopy transmission of a signed signature page of this Agreement) or written evidence reasonably satisfactory to the Lender that the Borrower has signed a counterpart of this Agreement;
        (ii) a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its bylaws and of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and certifying the name, title and true signature of each officer of the Borrower executing this Agreement;
        (iii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower;
        (iv) [Reserved]; and
        (v) a certificate dated the Effectiveness Date and signed by a Responsible Officer, certifying that after giving effect to the funding any initial Loan, (x) no Default or Event of Default exists and (y) all representations and warranties of the Borrower set forth in this Agreement are true and correct.
     (c) Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonable requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral, prior and superior in right to any Person shall be in proper form for filing and registration.
     (d) The Lender shall have received a certificate of insurance providing evidence of the coverage meeting the requirements set forth in the definition of Reinsurance Policy and such certificate shall provide that written notice of any change or cancellation be provided to the Lender within 30 days.
     (e) A major hurricane has occurred with projected losses greater than $2,500,000 self-insured retention.
     Section 3.2.  Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Loan is subject to the satisfaction of the following conditions:
     (a) at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall exist; and
     (b) at the time of and immediately after giving effect to such Loan all representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan, before and after giving effect thereto except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties specifically refer to such earlier date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lender as follows:
     Section 4.1.  Existence; Power. The Borrower (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2.  Organizational Power; Authorization. The execution, delivery and performance by the Borrower of this Agreement is within the Borrower’s organizational powers and has been duly authorized by all necessary organizational and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3.  Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
     Section 4.4.  [Reserved].
     Section 4.5.  [Reserved].
     Section 4.6.  Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7.  Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”,

as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
     Section 4.8.  [Reserved].
     Section 4.9.  Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     Section 4.10.  [Reserved].
     Section 4.11.  Ownership of Property.
     (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties material to the operation of the mortgage finance business operated by Walter Mortgage Company and its Subsidiaries prior to the Merger (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
     (b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property related to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person, except where a failure to own, license or use such intellectual property or such infringment could not reasonably be expected to have a Material Adverse Effect.
     (c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates, except that all REO properties may be insured with an Affiliate of the Borrower.
     (d) On the Effectiveness Date, this Agreement will be effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral and proceeds thereof. When financing statements in appropriate filings are filed in the State Department of Assessment and Taxation of the State of Maryland, and the Lender is named as additional insured on the Reinsurance Policy, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.
     Section 4.12.  [Reserved].
     Section 4.13.  [Reserved].
     Section 4.14.  [Reserved].
     Section 4.15.  [Reserved].
     Section 4.16.  OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.17.  Patriot Act. Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither the Borrower nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that so long as the Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 5.1.  Financial Statements and Other Information. As soon as available and in any event within two Business Days after delivery thereof, the Borrower will deliver to the Lender a copy of all documents delivered pursuant to the Syndicated Credit Agreement.
     Section 5.2.  Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) [Reserved];
     (d) [Reserved];
     (e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
     (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3.  Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 of the Syndicated Credit. The Borrower will, and will cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     Section 5.4.  Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5.  Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.6.  Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 5.7.  Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.
     Section 5.8.  Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, including, without limitation the Reinsurance Policy.
     Section 5.9.  Claims for Reinsurance Recovery. The Borrower will, and, to the extent applicable, will cause its Subsidiaries, to file a claim for reinsurance recovery pursuant to the Reinsurance Policy promptly Date and, in any event no later than two Business Days after the Effectiveness Date.
ARTICLE VI
FINANCIAL COVENANTS
     Section 6.1.  Minimum Unencumbered Assets. The Borrower covenants and agrees that so long as the Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding, it will maintain Unencumbered Assets with an unpaid principal balance of at least $75,000,000 at all times.
ARTICLE VII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that so long as the Lender has a Commitment hereunder or any Obligation remains outstanding:

     Section 7.1.  Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness created pursuant to the Syndicated Credit Agreement; and
     (b) Indebtedness allowed pursuant to Section 7.1 of the Syndicated Credit Agreement.
     Section 7.2.  Negative Pledge.
     The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except Liens allowed pursuant to Section 7.2 of the Syndicated Credit Agreement.
     Section 7.3.  Additional Negative Covenants.
     The covenants set forth in Section 7.3 through Section 7.13 of the Syndicated Credit Agreement shall be deemed to be a part of this Agreement as if set forth herein.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1.  Events of Default. If any of the following events (each an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or shall fail to make when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by the Borrower or any of its representative pursuant to or in connection with this Agreement shall prove to be incorrect in any material respect when made or deemed made or submitted; or
     (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.2(a), 5.3 (with respect to the Borrower’s existence) or 5.10, or Articles VI or VII; or the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1 or 5.2 (excluding 5.2(a)) and such failure shall remain unremedied for 15 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender; or
     (e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Lender; or
     (f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
     (g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (i) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

     (j) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $3,500,000; or
     (k) any judgment or order for the payment of money in excess of $3,500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (m) a Change in Control shall occur or exist;
     (n) Article IX shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate thereof shall so assert, or any Lien created pursuant to this Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Lender shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of the Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) [Rerseved], (iv) [Reserved], and (v) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE IX
SECURITY PROVISIONS
     Section 9.1.  Grant of Security Interest. i) On the Effectiveness Date, the Borrower assigns and transfers to the Lender, and hereby grants to the Lender as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of its Obligations a security interest Unencumbered Assets with an unpaid principal balance of not less than $10,000,000 (the “Collateral”).

     (a) At any time on or after the Effectiveness Date, the Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements to perfect the Lender’s interest or rights hereunder in the Collateral or any part thereof and amendments thereto that (i) describe the Collateral as the Lender may reasonably determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment. The Borrower agrees to provide such information to the Lender promptly upon request.
     Section 9.2.  Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived and released. The Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder.
ARTICLE X
MISCELLANEOUS
     Section 10.1.  Notices.

     Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Walter Investment Management Corp.
4211 W. Boy Scout Blvd.
Tampa, Florida 33607
Attention: Kimberly A. Perez
Vice President and Chief Financial Officer
Telecopy Number: (813) 871-4141

To the Lender:	Walter Industries, Inc.
4211 W. Boy Scout Blvd.
Tampa, Florida 33607
Attention: Miles Dearden
Senior Vice President, Treasurer
Telecopy Number: (813) 871-4420
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
     Section 10.2.  Waiver; Amendments.
     (a) No failure or delay by the Lender in exercising any right or power hereunder, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.
     (b) No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 10.3.  Expenses; Indemnification.
     (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates, in connection with the administration of this Agreement and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Borrower shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) [Reserved].
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, or the use of proceeds thereof.
     (e) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
     (f) For the avoidance of doubt, this Section 10.3 shall not apply to any Taxes.

     Section 10.4.  Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder.
     Section 10.5.  Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and be governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6.  WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7.  Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured.
     Section 10.8.  Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
     Section 10.9.  Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this, and the making of the Loans.
     Section 10.10.  Severability. Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11.  Confidentiality. The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Lender or any Related Party on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vii) [Reserved], (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12.  [Reserved].
     Section 10.13.  [Reserved].
     Section 10.14.  Patriot Act. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WALTER INVESTMENT MANAGEMENT CORP.
By:	/s/ Charles Cauthen
	Name:	Charles Cauthen
	Title:	President

WALTER INDUSTRIES, INC.
By:	/s/ Miles C. Dearden, III
	Name:	Miles C. Dearden, III
	Title:	Senior Vice President